CALCULATION OF REGISTRATION FEE
Form S-8
(Form Type)

ChampionX Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	15,000,000 (2)	$23.32	$349,800,000.00	$32,426.46

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (the “Common Stock”), of ChampionX Corporation (the “Registrant”) issuable with respect to the shares being registered hereunder by reason of any stock splits, stock dividends, recapitalization, anti-dilution provisions or other similar transaction.

(2) This registration statement registers 15,000,000 shares of Common Stock to be issued under the ChampionX Corporation Amended and Restated 2018 Equity and Cash Incentive Plan (as amended from time to time, the “Plan”).

(3) Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of a share of Common Stock as reported on the Nasdaq Stock Market on February 3, 2022 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission (the “Commission”)). This calculation is in accordance with Rule 457(c) and (h) of the Securities Act.